P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Katie Bailey
January 20, 2026		Chief Financial Officer and Treasurer
(740) 376-7138

PEOPLES BANCORP INC. ANNOUNCES FOURTH QUARTER AND ANNUAL RESULTS FOR 2025
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced results for the quarter ended December 31, 2025. Net income totaled $31.8 million for the fourth quarter of 2025, representing earnings per diluted common share of $0.89. In comparison, Peoples reported net income of $29.5 million, representing earnings per diluted common share of $0.83, for the third quarter of 2025 and net income of $26.9 million, representing earnings per diluted common share of $0.76, for the fourth quarter of 2024.
"We are pleased with the results achieved in 2025, highlighted by positive operating leverage, excluding the impact of accretion income, and solid loan growth" said Tyler Wilcox, President and Chief Executive Officer. "We remain focused on this momentum and commitment to delivering strong returns for our shareholders and community in 2026."
Statement of Operations Summary:
•Net interest income for the fourth quarter of 2025 decreased $0.3 million when compared to the linked quarter driven by lower loan yields.
◦Net interest margin decreased to 4.12% for the fourth quarter of 2025, compared to 4.16% for the linked quarter, driven by lower loan and investment yields, partially offset by lower funding costs.
◦Accretion income, net of amortization expense, contributed 8 basis points to margin for the fourth quarter, consistent with the 8 basis points recognized in the linked quarter.
•Peoples recorded a provision for credit losses of $8.1 million for the fourth quarter of 2025, compared to a provision for credit losses of $7.3 million for the third quarter of 2025.
◦The provision for credit losses for the fourth quarter of 2025 was primarily driven by (i) net charge-offs, (ii) loan growth, and (iii) a slight deterioration in the economic forecasts used within the current expected credit loss ("CECL") model, partially offset by reductions in reserves for individually analyzed loans and leases. The provision for credit losses negatively impacted earnings per diluted common share by $0.18 for the fourth quarter of 2025 and $0.16 for the third quarter of 2025.
•Total non-interest income, excluding net gains and losses, increased $1.4 million, or 5%, for the fourth quarter of 2025 compared to the linked quarter.
◦The increase was driven by increases in lease income, deposit account service charges, mortgage banking income, and trust and investment income.
•Net losses from the sale of assets and the redemption of subordinated debt were $1.9 million for the fourth quarter of 2025, which negatively impacted diluted EPS by $0.04.
◦The losses were primarily due to the sale of an other real estate owned ("OREO") property, which resulted in a loss of $0.9 million coupled with a loss of $0.8 million on the redemption of subordinated debt.
•Total non-interest expense for the fourth quarter of 2025 increased $1.4 million compared to the linked quarter.
◦The increase was the result of higher operating lease expense and increased salaries and employee benefit costs.
◦The efficiency ratio for the fourth quarter of 2025 was 57.8%, compared to 57.1% for the linked quarter.
Balance Sheet Summary:
•Period-end total loan and lease balances at December 31, 2025, increased $28.2 million, or 2% annualized, compared to at September 30, 2025.

◦The increase in loans was driven primarily by growth in commercial and industrial loans and construction loans, partially offset by decreases in premium finance loans, leases, and residential real estate loans.
• Key asset quality metrics largely improved during the fourth quarter of 2025.
◦At December 31, 2025, criticized and classified loans decreased $31.9 million and $11.4 million, respectively, when compared to the linked quarter, driven by paydowns and loan upgrades.
◦Nonperforming assets decreased due to the sale of an OREO property in the fourth quarter.
◦Net charge-offs increased to $7.4 million for the fourth quarter of 2025, which represents 0.44% of average total loans on an annualized basis. Of the total, approximately $5.3 million, or 0.31% of average total loans on an annualized basis, was attributable to the North Star Leasing division.
•Period-end total deposit balances at December 31, 2025, decreased $22.0 million compared to at September 30, 2025.
◦The decrease in total deposits was driven by decreases in governmental deposit accounts and retail certificates of deposit, which were partially offset by increases in interest-bearing demand accounts and non-interest bearing deposits.
◦Total loan balances were 89% and 88% of total deposit balances at December 31, 2025, and at September 30, 2025, respectively.
Net Interest Income
Net interest income was $91.0 million for the fourth quarter of 2025 and decreased $0.3 million compared to the linked quarter. Net interest margin was 4.12% for the fourth quarter of 2025, compared to 4.16% for the linked quarter. The decreases in net interest income and margin were primarily driven by lower loan and investment yields, partially offset by a decline in funding costs.
Net interest income for the fourth quarter of 2025 increased $4.5 million, or 5%, compared to the fourth quarter of 2024. Net interest margin decreased 3 basis points when compared to the fourth quarter of 2024. The increase in net interest income was primarily driven by lower deposit and borrowing costs. The decrease in net interest margin was driven by reductions in loan yields, attributable to lower accretion income.
Accretion income, net of amortization expense, from acquisitions was $1.8 million for the fourth quarter of 2025, $1.7 million for the linked quarter and $4.9 million for the fourth quarter of 2024, which added 8 basis points, 8 basis points and 23 basis points, respectively, to net interest margin. The decrease in accretion income for the fourth quarter of 2025 when compared to the fourth quarter of 2024 was driven by fewer loan payoffs and more accretion recognized in 2024 from the merger with Limestone Bancorp, Inc. ("Limestone Merger").
For the full year of 2025, net interest income increased $6.5 million compared to the full year of 2024, while net interest margin decreased 7 basis points to 4.14%. The decrease in net interest margin for the full year of 2025 compared to full year of 2024 was primarily driven by lower accretion income.
Accretion income, net of amortization expense, from acquisitions was $9.6 million for the twelve months ended December 31, 2025, compared to $25.2 million for the twelve months ended December 31, 2024, which added 11 and 30 basis points, respectively, to net interest margin. The decrease in accretion income for the full year of 2025 compared to the same period in 2024 was due to more accretion recognized in 2024 from the Limestone Merger.

Provision for Credit Losses:
The provision for credit losses was $8.1 million for the fourth quarter of 2025, compared to $7.3 million for the linked quarter and $6.3 million for the fourth quarter of 2024. The provisions for credit losses for both the fourth quarter of 2025 and the linked quarter were primarily driven by (i) net charge-offs, (ii) loan growth, and (iii) a slight deterioration in the economic forecasts used within the CECL model, partially offset by reductions in reserves for individually analyzed loans and leases. The provision for credit losses for the fourth quarter of 2024 was primarily driven by net charge-offs.
The provision for credit losses during the full year of 2025 was $42.2 million, compared to a provision for credit losses of $24.8 million for the full year of 2024. The provision for credit losses during the full year of 2025 was mainly a result of (i) net charge-offs, (ii) loan growth, (iii) deterioration in the economic forecasts used within the CECL model, (iv) a periodic refresh in loss drivers utilized within the CECL model, and (v) an increase in reserves for leases originated by the North Star Leasing division. The provision for credit losses during the full year of 2024 was mainly a result of (i) net charge-offs, (ii) an increase in reserves for individually analyzed loans and leases, (iii) economic forecast deterioration and (iv) loan growth.
The provision for credit losses recorded represents the amount needed to maintain the appropriate level of the allowance for credit losses based on management’s quarterly estimates. The provision for credit losses negatively impacted earnings per diluted common share by $0.18 for the fourth quarter of 2025, $0.16 for the third quarter of 2025, and $0.13 for the fourth quarter of 2024. The provision negatively impacted earnings per diluted common share by $0.94 for the full year of 2025, compared to $0.51 for the full year of 2024.

For additional information on net charge-offs, credit trends and the allowance for credit losses, see the "Asset Quality" section below.
Net Gains and Losses:
Net gains and losses include gains and losses on investment securities, asset disposals and other transactions, which are included in total non-interest income on the Consolidated Statements of Income. The net loss for the fourth quarter of 2025 was $2.0 million, compared to a net loss of $3.1 million for the linked quarter, and a net loss of $1.7 million for the fourth quarter of 2024. The net loss for the fourth quarter of 2025 was driven by a $0.9 million net loss on the sale of an OREO property and a $0.8 million loss on the redemption of subordinated debt. The net loss for the third quarter of 2025 was driven by a $2.7 million net loss on the sale of lower-yielding available-for-sale securities. The net loss for the fourth quarter of 2024 was driven by a $1.2 million write-down of an OREO property.
The net loss realized during the full year of 2025 was $5.7 million, compared to a net loss realized of $3.7 million for the full year of 2024. The net loss in 2025 was primarily driven by the $2.7 million net loss on the sale of lower yielding available-for-sale securities, $1.4 million net loss on repossessed assets, $0.9 million net loss on the sale of an OREO property, and an $0.8 million net loss on the redemption of subordinated debt. The net loss recognized in 2024 was primarily driven by $1.8 million of net losses on repossessed assets and a $1.2 million write-down of an OREO property.

Total Non-interest Income, Excluding Net Gains and Losses:
Total non-interest income, excluding net gains and losses, for the fourth quarter of 2025 increased $1.4 million compared to the linked quarter. The increase in non-interest income, excluding net gains and losses, was primarily impacted by an increase of $0.6 million in lease income, driven by operating lease income, and increases of $0.3 million in each of deposit account service charges, mortgage banking income, and trust and investment income. Total non-interest income, excluding net gains and losses, for the fourth quarter of 2025 was 24% of total revenue (defined as net interest income plus total non-interest income excluding net gains and losses) compared to 23% of total revenue for the linked quarter.
Compared to the fourth quarter of 2024, total non-interest income, excluding net gains and losses, increased $1.4 million due to an increase of $1.1 million in lease income, driven by an increase in month-to-month lease income, an increase of $0.7 million in trust and investment income, which was driven by an increase in assets under administration and management, and an increase of $0.4 million in mortgage banking income, partially offset by a decrease of $0.8 million in other non-interest income, driven by swap fee income.
For the full year of 2025, total non-interest income, excluding gains and losses, increased $6.7 million, or 6%, compared to the full year of 2024. The increase was driven by (i) a $5.1 million increase in lease income, driven by increases in month-to-month lease income and operating lease income, (ii) a $1.9 increase in trust and investment income, driven by an increase in assets under administration and management, and (iii) a $0.3 million increase in bank owned life insurance income. These increases were partially offset by a $0.6 million decrease in deposit account service charges due to customer activity.

Total Non-interest Expense:
Total non-interest expense increased $1.4 million for the fourth quarter of 2025, compared to the linked quarter. The increase in total non-interest expense was primarily due to increases of $0.5 million in other non-interest expense, driven by higher corporate expenses, $0.5 million in operating lease expense, and $0.4 million in salaries and employee benefit costs.
Compared to the fourth quarter of 2024, total non-interest expense increased $0.8 million. The increase in total non-interest expense was primarily driven by increases of $1.6 million in salaries and employee benefit costs, which were driven by higher sales-based and incentive compensation, base salaries and wages, and medical costs, and $0.8 million in data processing and software expense, due to costs associated with recent technology projects, partially offset by a decrease of $1.7 million in other non-interest expense, driven by acquisition-related expenses recorded in 2024.
For the full year of 2025, total non-interest expense increased $8.5 million, or 3%, compared to the full year of 2024. The higher expense was driven by increases of (i) $6.5 million in salaries and employee benefits costs, which were driven by higher sales-based and incentive compensation and medical costs, (ii) $3.9 million in data processing and software expenses, due to costs associated with recent technology projects, and (iii) $1.1 million in operating lease expense, partially offset by a decrease of $2.3 million in amortization of other intangible assets.
The efficiency ratio for the fourth quarter of 2025 was 57.8%, compared to 57.1% for the linked quarter and 59.6% for the fourth quarter of 2024. The efficiency ratio increased compared to the linked quarter mainly as the result of higher non-interest expense, driven by increased other non-interest expense, as a result of higher corporate expenses, operating lease expense and salaries and employee benefits costs. The efficiency ratio for the full year of 2025 was 58.7%, compared to 58.0% for the full year of 2024. The efficiency ratio increased compared to the prior year due to the increase in non-interest expense. Peoples continues to focus on controlling expenses, while recognizing necessary costs in order to continue growing the business.
Income Tax Expense:
Peoples recorded income tax expense of $6.2 million with an effective tax rate of 16.4% for the fourth quarter of 2025, compared to income tax expense of $8.5 million with an effective tax rate of 22.4% for the linked quarter and income tax expense of $7.9 million with an effective tax rate of 22.7% for the fourth quarter of 2024. The decrease in income tax expense and the effective tax rate when compared to the linked and prior year quarters was impacted by updates to state tax rates driven by apportionment, reducing expense by $0.9 million, and a $0.7 million benefit relating to tax credits purchased in the fourth quarter of 2025. Peoples recorded income tax expense of $28.0 million with an effective tax rate of 20.8% for the full year of 2025 and $32.3 million with an effective tax rate of 21.6% in the full year of 2024. The decrease in income tax expense was primarily driven by lower pre-tax income. The effective tax rate was lower in the current period due to the benefit of the aforementioned tax credit.
Investment Securities and Liquidity:
Peoples' investment portfolio primarily consists of available-for-sale investment securities reported at fair value and held-to-maturity investment securities reported at amortized cost. The available-for-sale investment securities balance at December 31, 2025, increased $7.5 million when compared to at September 30, 2025, and decreased $99.2 million when compared to at December 31, 2024. The balances of unrealized losses, net of tax, on available-for-sale investment securities recognized within accumulated other comprehensive loss were $71.0 million, $78.1 million, and $111.8 million at December 31, 2025, at September 30, 2025, and at December 31, 2024, respectively. The decrease in accumulated other comprehensive loss was the result of the changes in the market value of available-for-sale investment securities during the period, which were driven by changes in market interest rates. At December 31, 2025, Peoples’ investment securities represented approximately 20.5% of total assets, compared to 20.5% at September 30, 2025, and 20.7% at December 31, 2024.
The held-to-maturity investment securities balance at December 31, 2025, decreased $9.0 million when compared to at September 30, 2025, and increased $148.0 million when compared to at December 31, 2024. The increase when compared to December 31, 2024, was primarily driven by purchases of higher yielding, longer duration securities.
The effective durations of the available-for-sale investment securities and the held-to-maturity investment securities as of December 31, 2025, were approximately 5.75 and 7.75 years, respectively. The duration of Peoples’ investments is managed as part of Peoples' Asset Liability Management program, and has the potential to impact both liquidity and capital, as mismatches in duration may require a liquidation of investment securities at market prices to meet funding needs. These assets are one component of Peoples' liquidity profile.
Peoples maintains a number of liquid and liquefiable assets, borrowing capacity, and other sources of liquidity to ensure the availability of funds. At December 31, 2025, Peoples had liquid and liquefiable assets totaling $858.8 million, which included (i) cash and cash equivalents, (ii) unpledged government and agency investment securities and (iii) unpledged non-agency investment securities that could be liquidated. At December 31, 2025, Peoples had a total borrowing capacity of $827.9 million available through the Federal Home Loan Bank (“FHLB”), the Federal Reserve Bank ("FRB"), and federal funds. Additionally, at December 31, 2025, Peoples had contingent sources of liquidity totaling $4.0 billion. Contingent sources of liquidity are generally comprised of borrowing capacity at the FHLB and FRB, unpledged securities, liquifiable securities, and available capacity from wholesale funding sources. Cash and cash equivalents decreased $28.7 million when compared to December 31, 2024, as the level of cash may fluctuate given Peoples' total liquidity position.
Loans and Leases:
The period-end total loan and lease balances at December 31, 2025, increased $28.2 million, or 2% annualized, compared to at September 30, 2025. The increase in loans was driven by increases of $46.3 million in commercial and industrial loans and $39.9 million in construction loans, partially offset by decreases of $20.2 million in premium finance loans, $17.1 million in leases, $14.1 million in residential real estate loans, and $9.8 million in indirect consumer loans.
The period-end total loan and lease balances at December 31, 2025, increased $398.9 million, or 6%, compared to at December 31, 2024, driven by increases of $208.0 million in other commercial real estate loans, $188.1 million in commercial and industrial loans, and $30.7 million in indirect consumer loans, partially offset by a decrease of $40.9 million in leases.
Quarterly average total loan balances increased $87.5 million, or 1%, compared to the linked quarter. The increase in average total loan balances when compared to the linked quarter was primarily the result of increases of $113.3 million in other commercial real estate loans and $71.7 million in commercial and industrial loans, partially offset by decreases of $60.8 million in constructions loans and $22.0 million in leases.

Compared to full year of 2024, quarterly average loan balances increased $301.7 million, or 5%. The increase was driven by growth of (i) $161.3 million in commercial and industrial loans, (ii) $87.8 million in other commercial real estate loans, (iii) $53.1 million in residential real estate loans, and (iv) $25.9 million in indirect consumer loans, partially offset by a decrease of $32.2 million in leases.
Asset Quality:
Key asset quality metrics largely improved during the fourth quarter of 2025. Delinquency trends remained stable as loans considered current comprised 98.6%, 99.0%, and 98.7% of the loan portfolio at December 31, 2025, at September 30, 2025, and at December 31, 2024, respectively. Total nonperforming assets at December 31, 2025 decreased $2.2 million, or 5%, compared to at September 30, 2025, and decreased $6.3 million, or 13%, compared to at December 31, 2024. Nonperforming assets decreased compared to at September 30, 2025, and December 31, 2024, because of the sale of an OREO property in the fourth quarter of 2025. Nonperforming assets as a percent of total loans and OREO was 0.63% at December 31, 2025, compared to 0.66% at September 30, 2025, and 0.77% at December 31, 2024.
Criticized loans, which are those categorized as special mention, substandard or doubtful, decreased $31.9 million, or 12%, compared to at September 30, 2025, and decreased $4.8 million, or 2%, compared to at December 31, 2024. As a percent of total loans, criticized loans were 3.50% at December 31, 2025, compared to 3.99% at September 30, 2025, and 3.80% at December 31, 2024. The decrease in the amount of criticized loans compared to at September 30, 2025, and at December 31, 2024, was driven by paydowns and loan upgrades.
Classified loans, which are those categorized as substandard or doubtful, decreased $11.4 million, or 7%, compared to at September 30, 2025, and increased $18.4 million, or 14%, compared to at December 31, 2024. As a percent of total loans, classified loans were 2.18% at December 31, 2025, compared to 2.36% at September 30, 2025, and 2.03% at December 31, 2024. The decrease in classified loans compared to at September 30, 2025, was primarily driven by paydowns and loan upgrades. Compared to at December 31, 2024, classified loans increased due to loan downgrades.
Annualized net charge-offs were 0.44% of average total loans for the fourth quarter of 2025, compared to 0.41% for the linked quarter, and 0.61% for the fourth quarter of 2024. Compared to the linked quarter, net charge-offs increased slightly, primarily driven by net charge-offs in leases originated by the North Star Leasing division. The decrease in net charge-offs during the fourth quarter of 2025 versus the prior year fourth quarter was primarily attributable to a decrease in charge-offs in leases originated by the North Star Leasing division.
At December 31, 2025, the allowance for credit losses increased $0.8 million when compared to at September 30, 2025, and increased $12.3 million when compared to at December 31, 2024. The ratio of the allowance for credit losses as a percent of total loans was 1.12% at December 31, 2025, compared to 1.11% at September 30, 2025, and 1.00% at December 31, 2024. The ratio of allowance for credit losses as a percentage of non-performing loans was 178.00% at December 31, 2025, compared to 193.01% at September 30, 2025, and 148.13% at December 31, 2024.
Deposits:
As of December 31, 2025, period-end total deposits decreased $22.0 million compared to at September 30, 2025. The decrease in total deposits was attributable to decreases in governmental deposit accounts and retail certificates of deposits of $29.8 million and $24.8 million, respectively. These decreases were partially offset by increases in interest-bearing demand accounts and non-interest-bearing deposits of $23.8 million and $9.3 million, respectively.
Compared to at December 31, 2024, period-end deposit balances increased $20.0 million. The increase in total deposits was primarily driven by increases of $67.1 million in money market deposits, $62.4 million in retail certificates of deposit, $37.8 million in non-interest bearing deposits, and $20.4 million in savings accounts. These deposit increases were partially offset by decreases of $138.9 million in brokered deposits and $35.8 million in governmental deposit accounts. The increase in retail certificates of deposits was driven by special promotional rate offerings over the past year.
The percentages of retail deposit balances and commercial deposit balances of the total deposit balance were 78% and 22%, respectively, at December 31, 2025, 77% and 23%, respectively, at September 30, 2025, and 79% and 21%, respectively, at December 31, 2024.
Uninsured deposits were 26%, 27%, and 26% of total deposits at December 31, 2025, at September 30, 2025, and at December 31, 2024, respectively. Uninsured amounts were based on the portion of customer account balances that exceeded the FDIC limit of $250,000. Peoples pledges investment securities against certain governmental deposit accounts, which collateralized $615.6 million, or 31%, $660.0 million, or 32%, and $656.9 million, or 33%, of the uninsured deposit balances at December 31, 2025, at September 30, 2025, and at December 31, 2024, respectively.
Average deposit balances during the fourth quarter of 2025 decreased $8.2 million when compared to the linked quarter, and increased $113.5 million, or 1%, when compared to the fourth quarter of 2024. The decrease over the linked quarter was driven by decreases of $18.6 million in brokered deposits, $12.8 million in governmental deposits, and $8.0 million in retail certificates of deposits, partially offset by an increase of $35.2 million in non-interest bearing deposits. The increase when compared to the fourth quarter of 2024 was driven by increases of $95.5 million in retail certificates of deposit, $88.4 million in non-interest bearing deposits, and $67.3 million in money market deposits, partially offset by decreases of $96.1 million and $37.4 million in brokered deposits and governmental deposits, respectively. Total demand deposit accounts comprised 35% of total deposits at December 31, 2025 and 34% at both September 30, 2025, and December 31, 2024.
Stockholders' Equity:
Total stockholders' equity at December 31, 2025, increased $23.8 million, or 2%, compared to at September 30, 2025. This change was primarily driven by net income of $31.8 million and a decrease of $6.9 million in accumulated other comprehensive loss during the quarter, partially offset by dividends paid of $14.6 million. The decrease in accumulated other comprehensive loss was the result of the changes in the market value of available-for-sale investment securities during the period.
Total stockholders' equity at December 31, 2025, increased $95.0 million, or 9%, compared to at December 31, 2024, which was due to net income of $106.8 million for the last twelve months and a decrease in other comprehensive loss of $39.8 million, partially offset by dividends paid of $58.1 million.

Peoples Bancorp Inc. ("Peoples", Nasdaq: PEBO) is a diversified financial services holding company and makes available a complete line of banking, trust and investment, insurance and specialty financing solutions through its subsidiaries. Headquartered in Marietta, Ohio, since 1902, Peoples has established a heritage of financial stability, growth and community impact. Peoples had $9.6 billion in total assets as of December 31, 2025, and 144 locations, including 126 full-service bank branches in Ohio, West Virginia, Kentucky, Virginia, Washington D.C., and Maryland. Peoples' vision is to be the Best Community Bank in America.
Peoples is a member of the Russell 3000 index of United States ("U.S.") publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance and North Star Leasing), Peoples Insurance Agency, LLC, and Vantage Financial, LLC.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss fourth quarter 2025 results of operations on January 20, 2026, at 11:00 a.m., Eastern Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio and earnings conference call presentation will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-US GAAP Financial Measures:
This news release contains financial information and performance measures determined by methods other than those in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). Management uses these "non-US GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-US GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with US GAAP, nor are they necessarily comparable to non-US GAAP performance measures that may be presented by other companies. Below is a listing of the non-US GAAP financial measures used in this news release:
◦The efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦Tangible assets, tangible equity, the tangible equity to tangible assets ratio, and tangible book value per common share are non-US GAAP financial measures since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets.
◦Total non-interest income, excluding net gains and losses, is a non-US GAAP financial measure since it excludes all gains and losses included in earnings.
◦Pre-provision net revenue is defined as net interest income plus total non-interest income, excluding net gains and losses, minus total non-interest expense. This measure is a non-US GAAP financial measure since it excludes the provision for (recovery of) credit losses and all gains and losses included in net income.
◦Return on average tangible equity is calculated as annualized net income (less the after-tax impact of amortization of other intangible assets) divided by average tangible equity. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and the impact of average goodwill and other average intangible assets acquired through acquisitions on average stockholders' equity.
A reconciliation of these non-US GAAP financial measures to the most directly comparable US GAAP financial measures is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate," "estimate," "may," "feel," "expect," "believe," "plan," "will," "will likely," "would," "should," "could," "project," "goal," "target," "potential," "seek," "intend," "continue," "remain," and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:

(1)the effects of interest rate policies, including any changes to such policies that may result from potential changes in the composition of the Federal Reserve Board, changes in the interest rate environment due to economic conditions and/or the fiscal and monetary policy measures undertaken by the U.S. government and the Federal

Reserve Board, including changes in the Federal Funds Target Rate, in response to such economic conditions, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;
(2)the effects of inflationary pressures on borrowers’ liquidity and ability to repay;
(3)the success, impact, and timing of the implementation of Peoples' business strategies and Peoples' ability to manage strategic initiatives, including the interest rate policies of the Federal Reserve Board, the completion and successful integration of acquisitions, and the expansion of commercial and consumer lending activities;
(4)competitive pressures among financial institutions, or from non-financial institutions, which may increase significantly, including product and pricing pressures, which can in turn impact Peoples' credit spreads, changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and Peoples' ability to attract, develop and retain qualified professionals;
(5)uncertainty regarding the nature, timing, cost, and effect of legislative or regulatory changes or actions, or deposit insurance premium levels, promulgated and to be promulgated by governmental and regulatory agencies, including the Ohio Division of Financial Institutions, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or acquired companies to a variety of new and more stringent legal and regulatory requirements;
(6)the effects of easing restrictions on participants in the financial services industry;
(7)current and future local, regional, national and international economic conditions (including the impact of persistent inflation, supply chain issues or labor shortages, supply-demand imbalances affecting local real estate prices, high unemployment rates in the local or regional economies in which Peoples operates and/or the U.S. economy generally, a future U.S. government shutdown, an increasing federal government budget deficit, the failure of the federal government to raise the federal debt ceiling, potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations, and changes in the relationship of the U.S. and U.S. global trading partners), and changes in the federal, state, and local governmental policy and the impact these conditions may have on Peoples, Peoples' customers and Peoples' counterparties, and Peoples' assessment of the impact, which may be different than anticipated;

(8)Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders;
(9)changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans, charge-offs, and customer and other counterparties' performance and creditworthiness generally, which may be less favorable than expected in light of recent inflationary pressures and continued elevated interest rates, and may adversely impact the amount of interest income generated;
(10)Peoples may have more credit risk and higher credit losses to the extent there are loan concentrations by location or industry of borrowers or collateral;
(11)future credit quality and performance, including expectations regarding future credit losses and the allowance for credit losses;
(12)changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations;
(13)the impact of assumptions, estimates and inputs used within models, which may vary materially from actual outcomes, including under the CECL model;
(14)adverse changes in the conditions and trends in the financial markets, including recent inflationary pressures and the impacts of potential or imposed tariffs on markets, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;
(15)the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;
(16)Peoples' ability to receive dividends from Peoples' subsidiaries;
(17)Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;

(18)the impact of larger or similar-sized financial institutions encountering problems, such as the failure in 2024 of Republic First Bank, and closures in 2023 of Silicon Valley Bank in California, Signature Bank in New York and First Republic Bank in California, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity, including Peoples’ continued ability to grow deposits or maintain adequate deposit levels, and may further result in potential increased regulatory requirements, increased reputational risk and potential impacts to macroeconomic conditions;

(19)Peoples' ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;
(20)any misappropriation of the confidential information which Peoples possesses could have an adverse impact on Peoples' business and could result in regulatory actions, litigation and other adverse effects;
(21)Peoples' ability to anticipate and respond to technological changes, and Peoples' reliance on, and the potential failure of, a number of third-party vendors to perform as expected, including Peoples' primary core banking system provider, which can impact Peoples' ability to respond to customer needs and meet competitive demands;
(22)operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Peoples and Peoples' subsidiaries are highly dependent;
(23)changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions, legislative or regulatory initiatives, or other factors, which may be different than anticipated;
(24)the adequacy of Peoples' internal controls and risk management program in the event of changes in strategic, reputational, market, economic, operational, cybersecurity, compliance, legal, asset/liability repricing, liquidity, credit and interest rate risks associated with Peoples' business;
(25)the impact on Peoples' businesses, personnel, facilities or systems of losses related to acts of fraud, theft, misappropriation or violence;
(26)the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters including severe weather events, pandemics, cybersecurity attacks, system failures, civil unrest, military or terrorist activities or international conflicts (including Russia’s war in Ukraine, ongoing conflicts in the Middle East, and mounting tensions with Venezuela);
(27)the potential deterioration of the U.S. economy due to financial, political or other shocks;
(28)the potential influence on the U.S. financial markets and economy from the effects of climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs;
(29)the impact on Peoples' businesses and operating results of any costs associated with obtaining rights in intellectual property claimed by others and adequately protecting Peoples' intellectual property;
(30)risks and uncertainties associated with Peoples' entry into new geographic markets and risks resulting from Peoples' inexperience in these new geographic markets;
(31)changes in laws or regulations imposed by Peoples' regulators impacting Peoples' capital actions, including dividend payments and share repurchases;
(32)the vulnerability of Peoples' network and online banking portals, and the systems of parties with whom Peoples contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches;
(33)regulatory and legal matters, including the failure to resolve any outstanding matters on a timely basis and the potential of new regulatory matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
(34)Peoples' business may be adversely affected by increased political and regulatory scrutiny of corporate environmental, social and governance ("ESG") practices;
(35)the effect of a fall in stock market prices on Peoples' asset and wealth management business;

(36)the risk that energy tax credits purchased and used by Peoples to reduce tax liabilities will be disallowed by the IRS; and
(37)other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the "SEC"), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as supplemented by the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Quarterly Report on Form 10-Q for the quarter ended September 30, 2025. Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website - www.peoplesbancorp.com under the “Investor Relations” section.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its December 31, 2025 consolidated financial statements as part of its Annual Report on Form 10-K to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and/or to revise its financial information from the estimates and information contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS (Unaudited)

	At or For the Three Months Ended						For the Year Ended
	December 31,		September 30,		December 31,		December 31,
	2025		2025		2024		2025		2024
PER COMMON SHARE:
Earnings per common share:
Basic	$0.90		$0.83		$0.77		$3.03		$3.34
Diluted	0.89		0.83		0.76		2.99		3.31
Cash dividends declared per common share	0.41		0.41		0.40		1.63		1.59
Book value per common share (a)	33.78		33.13		31.26		33.78		31.26
Tangible book value per common share (a)(b)	22.77		22.05		19.94		22.77		19.94
Closing price of common shares at end of period	$30.03		$29.99		$31.69		$30.03		$31.69

SELECTED RATIOS:
Return on average stockholders' equity (c)	10.53%	%	10.06%	%	9.56%	%	9.22%	%	10.81%	%
Return on average tangible equity (c)(d)	16.57%	%	16.17%	%	16.15%	%	14.97%	%	18.61%	%
Return on average assets (c)	1.31%	%	1.22%	%	1.17%	%	1.13%	%	1.28%	%
Efficiency ratio (e)(f)	57.78%	%	57.11%	%	59.57%	%	58.68%	%	57.97%	%
Net interest margin (c)(f)	4.12%	%	4.16%	%	4.15%	%	4.14%	%	4.21%	%
Dividend payout ratio (g)	46.10%	%	49.72%	%	52.79%	%	54.45%	%	48.06%	%
(a) Data presented as of the end of the period indicated.
(b) Tangible book value per common share represents a non-US GAAP financial measure since it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(c) Ratios are presented on an annualized basis.
(d) Return on average tangible equity represents a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and it excludes the balance sheet impact of average goodwill and other intangible assets acquired through acquisitions on average stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(e) The efficiency ratio is defined as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes amortization of other intangible assets, and all gains and losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(f) Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(g) This ratio is calculated based on dividends declared during the period divided by net income for the period.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Total interest income	$130,549	$132,808	$128,793	$514,306	$520,776
Total interest expense	39,500	41,459	42,257	159,076	172,075
Net interest income	91,049	91,349	86,536	355,230	348,701
Provision for credit losses	8,050	7,280	6,267	42,162	24,787
Net interest income after provision for credit losses	82,999	84,069	80,269	313,068	323,914

Non-interest income:
Electronic banking income	6,329	6,538	6,267	25,024	25,142
Trust and investment income	5,692	5,414	5,033	21,448	19,513
Deposit account service charges	4,617	4,274	4,502	16,965	17,584
Insurance income	4,520	4,469	4,523	19,592	19,401
Lease income	4,290	3,643	3,222	15,612	10,480
Bank owned life insurance income	1,173	1,143	1,219	4,561	4,216
Mortgage banking income	537	245	173	1,398	1,788
Net (loss) gain on investment securities	(77)	(2,580)	12	(2,659)	(416)
Net loss on asset disposals and other transactions	(1,908)	(478)	(1,746)	(3,027)	(3,310)
Other non-interest income	1,099	1,159	1,884	5,164	4,968
Total non-interest income	26,272	23,827	25,089	104,078	99,366

Non-interest expense:
Salaries and employee benefit costs	39,118	38,698	37,499	156,530	150,041
Data processing and software expense	7,401	7,356	6,598	29,118	25,221
Net occupancy and equipment expense	5,980	5,896	5,821	23,178	24,151
Professional fees	3,168	2,798	3,311	12,663	12,109
Amortization of other intangible assets	2,210	2,211	2,800	8,845	11,161
Electronic banking expense	2,120	2,161	1,982	8,324	7,548
Operating lease expense	1,513	1,039	1,102	4,590	3,539
FDIC insurance expense	1,350	1,284	1,251	5,136	4,929
Other loan expenses	1,219	1,385	857	4,936	4,147
Marketing expense	1,059	1,001	1,206	3,681	3,914
Franchise tax expense	845	916	664	3,368	3,222
Communication expense	589	664	796	2,699	3,145
Travel and entertainment expense	556	796	723	2,565	2,656
Other non-interest expense	4,166	3,689	5,893	16,704	18,033
Total non-interest expense	71,294	69,894	70,503	282,337	273,816
Income before income taxes	37,977	38,002	34,855	134,809	149,464
Income tax expense	6,223	8,526	7,925	28,031	32,259
Net income	$31,754	$29,476	$26,930	$106,778	$117,205

CONSOLIDATED STATEMENTS OF INCOME (Cont.)
	Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
PER COMMON SHARE DATA:
Net income available to common shareholders	$31,754	$29,476	$26,930	$106,778	$117,205
Less: Dividends paid on unvested common shares	190	208	210	818	786
Less: Undistributed income allocated to unvested common shares	60	46	44	160	227
Net earnings allocated to common shareholders	$31,504	$29,222	$26,676	$105,800	$116,192

Weighted-average common shares outstanding	35,025,892	35,003,054	34,819,062	34,974,619	34,779,548
Effect of potentially dilutive common shares	418,506	395,755	453,003	383,490	367,806
Total weighted-average diluted common shares outstanding	35,444,398	35,398,809	35,272,065	35,358,109	35,147,354

Earnings per common share – basic	$0.90	$0.83	$0.77	$3.03	$3.34
Earnings per common share – diluted	$0.89	$0.83	$0.76	$2.99	$3.31
Cash dividends declared per common share	$0.41	$0.41	$0.40	$1.63	$1.59

Weighted-average common shares outstanding – basic	35,025,892	35,003,054	34,819,062	34,974,619	34,779,548
Weighted-average common shares outstanding – diluted	35,444,398	35,398,809	35,272,065	35,358,109	35,147,354
Common shares outstanding at the end of period	35,714,484	35,705,369	35,563,590	35,714,484	35,563,590

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2025	2024
(Dollars in thousands)	(Unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$107,864	$108,721
Interest-bearing deposits in other banks	81,087	108,943
Total cash and cash equivalents	188,951	217,664
Available-for-sale investment securities, at fair value (amortized cost of
$1,076,980 at December 31, 2025 and $1,229,382 at December 31, 2024) (a)	984,367	1,083,555
Held-to-maturity investment securities, at amortized cost (fair value of
$867,714 at December 31, 2025 and $692,499 at December 31, 2024) (a)	922,837	774,800
Other investment securities, at cost	68,656	60,132
Total investment securities (a)	1,975,860	1,918,487
Loans and leases, net of deferred fees and costs (b)	6,756,907	6,358,003
Allowance for credit losses	(75,676)	(63,348)
Net loans and leases	6,681,231	6,294,655
Loans held for sale	2,667	2,348
Bank premises and equipment, net of accumulated depreciation	100,508	103,669
Bank owned life insurance	148,264	143,710
Goodwill	363,199	363,199
Other intangible assets	30,120	39,223
Other assets	158,830	171,292
Total assets	$9,649,630	$9,254,247
Liabilities
Deposits:
Non-interest-bearing	$1,545,428	$1,507,661
Interest-bearing	6,064,796	6,082,544
Total deposits	7,610,224	7,590,205
Short-term borrowings	530,285	193,474
Long-term borrowings	204,138	238,073
Accrued expenses and other liabilities	98,381	120,905
Total liabilities	$8,443,028	$8,142,657

Stockholders' Equity
Preferred shares, no par value, 50,000 shares authorized, no shares issued at December 31, 2025 or at December 31, 2024	—	—
Common shares, no par value, 50,000,000 shares authorized, 36,836,943 shares issued at December 31, 2025 and 36,782,601 shares issued at December 31, 2024, including shares in treasury	871,571	866,844
Retained earnings	436,748	388,109
Accumulated other comprehensive loss, net of deferred income taxes	(70,628)	(110,385)
Treasury stock, at cost, 1,215,120 common shares at December 31, 2025 and 1,311,175 common shares at December 31, 2024	(31,089)	(32,978)
Total stockholders' equity	1,206,602	1,111,590
Total liabilities and stockholders' equity	$9,649,630	$9,254,247

(a)Available-for-sale investment securities and held-to-maturity investment securities are presented net of allowance for credit losses of of $0 and $236 and $0 and $237 for December 31, 2025 and December 31, 2024, respectively.
(b)Also referred to throughout this document as "total loans" and "loans held for investment."

SELECTED FINANCIAL INFORMATION (Unaudited)

	December 31,		September 30,		June 30,		March 31,		December 31,
(Dollars in thousands)	2025		2025		2025		2025		2024
Loan Portfolio
Construction	$300,941		$261,048		$341,313		$319,104		$328,388
Commercial real estate, other	2,363,967		2,369,396		2,248,214		2,230,538		2,156,013
Commercial and industrial	1,535,755		1,489,505		1,407,382		1,343,827		1,347,645
Premium finance	253,075		273,297		277,622		264,080		269,435
Leases	365,649		382,753		400,052		395,454		406,598
Residential real estate	861,722		875,773		877,968		848,168		835,101
Home equity lines of credit	253,864		247,383		241,785		235,409		232,661
Consumer, indirect	700,582		710,385		692,674		680,260		669,857
Consumer, direct	120,338		118,206		113,615		110,639		111,052
Deposit account overdrafts	1,014		982		964		1,047		1,253
Total loans and leases	$6,756,907		$6,728,728		$6,601,589		$6,428,526		$6,358,003
Total acquired loans and leases (a)	$1,299,543		$1,380,354		$1,452,475		$1,511,704		$1,557,728
Total originated loans and leases	$5,457,364		$5,348,374		$5,149,114		$4,916,822		$4,800,275
Total Investment Securities	$1,975,860		$1,972,721		$2,019,054		$1,878,462		$1,918,487
Deposit Balances
Non-interest-bearing deposits (b)	$1,545,428		$1,536,094		$1,530,824		$1,526,285		$1,507,661
Interest-bearing deposits:
Interest-bearing demand accounts (b)	1,092,252		1,068,443		1,058,910		1,087,197		1,085,152
Retail certificates of deposit	1,983,791		2,008,619		2,005,322		1,965,978		1,921,415
Money market deposit accounts	945,313		948,177		927,543		967,331		878,254
Governmental deposit accounts	739,939		769,782		781,949		834,409		775,782
Savings accounts	887,402		884,230		889,872		894,592		866,959
Brokered deposits	416,099		416,851		442,788		458,957		554,982
Total interest-bearing deposits	$6,064,796		$6,096,102		$6,106,384		$6,208,464		$6,082,544
Total deposits	$7,610,224		$7,632,196		$7,637,208		$7,734,749		$7,590,205
Total demand deposits (b)	$2,637,680		$2,604,537		$2,589,734		$2,613,482		$2,592,813
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$5,628		$4,898		$6,126		$4,207		$8,637
Nonaccrual loans	36,886		33,889		34,485		35,628		34,129
Total nonperforming loans (NPLs) (f)	42,514		38,787		40,611		39,835		42,766
Other real estate owned (OREO)	123		6,013		6,013		5,980		6,170
Total NPAs (f)	$42,637		$44,800		$46,624		$45,815		$48,936
Criticized loans (c)	$236,468		$268,326		$244,442		$226,542		$241,302
Classified loans (d)	147,175		158,577		125,014		123,842		128,815
Allowance for credit losses as a percent of NPLs (f)	178.00%	%	193.01%	%	183.89%	%	163.76%	%	148.13%	%
NPLs as a percent of total loans (f)	0.63%	%	0.58%	%	0.61%	%	0.62%	%	0.67%	%
NPAs as a percent of total assets (f)	0.44%	%	0.47%	%	0.49%	%	0.50%	%	0.53%	%
NPAs as a percent of total loans and OREO (f)	0.63%	%	0.66%	%	0.71%	%	0.71%	%	0.77%	%
Criticized loans as a percent of total loans (c)	3.50%	%	3.99%	%	3.70%	%	3.52%	%	3.80%	%
Classified loans as a percent of total loans (d)	2.18%	%	2.36%	%	1.89%	%	1.93%	%	2.03%	%
Allowance for credit losses as a percent of total loans	1.12%	%	1.11%	%	1.13%	%	1.01%	%	1.00%	%
Total demand deposits as a percent of total deposits (b)	34.66%	%	34.13%	%	33.91%	%	33.79%	%	34.16%	%
Capital Information (e)(g)(i)
Common equity tier 1 capital ratio (h)	12.29%	%	12.11%	%	11.95%	%	12.10%	%	11.95%	%
Tier 1 risk-based capital ratio	12.72%	%	12.54%	%	12.39%	%	12.54%	%	12.39%	%
Total risk-based capital ratio (tier 1 and tier 2)	13.78%	%	13.79%	%	13.71%	%	13.75%	%	13.58%	%
Leverage ratio	9.91%	%	9.74%	%	9.83%	%	9.80%	%	9.73%	%
Common equity tier 1 capital	$893,970		$875,454		$857,036		$845,200		$833,128
Tier 1 capital	925,616		906,900		888,282		876,246		863,974
Total capital (tier 1 and tier 2)	1,002,226		997,309		982,929		960,820		946,724
Total risk-weighted assets	$7,275,089		$7,231,476		$7,170,841		$6,986,418		$6,971,490
Total stockholders' equity to total assets	12.50%	%	12.29%	%	12.09%	%	12.31%	%	12.01%	%
Tangible equity to tangible assets (j)	8.79%	%	8.53%	%	8.26%	%	8.34%	%	8.01%	%

(a)Includes all loans and leases acquired and purchased in 2012 and thereafter.
(b)The sum of non-interest-bearing deposits and interest-bearing demand accounts is considered total demand deposits.
(c)Includes loans categorized as special mention, substandard, or doubtful.
(d)Includes loans categorized as substandard or doubtful.
(e)Data presented as of the end of the period indicated.
(f)Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and OREO.
(g)December 31, 2025 data based on preliminary analysis and subject to revision.
(h)Peoples' capital conservation buffer was 5.78% at December 31, 2025, 5.79% at September 30, 2025, 5.71% at June 30, 2025, 5.75% at March 31, 2025, and 5.58% at December 31, 2024 compared to required capital conservation buffer of 2.50%
(i)Peoples has adopted the five-year transition to phase in the impact of the adoption of CECL on regulatory capital ratios.
(j)This ratio represents a non-US GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

PROVISION FOR (RECOVERY OF) CREDIT LOSSES INFORMATION

	Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
	2025	2025	2024	2025	2024
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Provision for credit losses
Provision for credit losses	$7,801	$7,004	$6,014	$41,315	$23,524
Provision for checking account overdrafts	249	276	253	847	1,263
Total provision for credit losses	$8,050	$7,280	$6,267	$42,162	$24,787

Net Charge-Offs
Gross charge-offs	$8,391	$7,841	$10,040	$32,821	$25,112
Recoveries	952	1,012	454	3,468	1,889
Net charge-offs	$7,439	$6,829	$9,586	$29,353	$23,223

Net Charge-Offs (Recoveries) by Type
Construction	$(25)	$—	$—	$(25)	$—
Commercial real estate, other	(41)	26	195	231	304
Commercial and industrial	340	446	78	1,699	610
Premium finance	212	102	51	469	181
Leases	5,356	4,487	7,619	20,090	14,578
Residential real estate	24	31	99	98	34
Home equity lines of credit	2	27	—	41	4
Consumer, indirect	1,173	1,189	1,153	5,262	5,627
Consumer, direct	151	263	142	631	628
Deposit account overdrafts	247	258	249	857	1,257
Total net charge-offs	$7,439	$6,829	$9,586	$29,353	$23,223

As a percent of average total loans (annualized)	0.44% %	0.41% %	0.61% %	0.45% %	0.37%	%

SUPPLEMENTAL INFORMATION (Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2025	2025	2025	2025	2024

Trust assets under administration and management	$2,219,650	$2,271,536	$2,138,439	$2,037,992	$2,061,267
Brokerage assets under administration and management	1,846,084	1,800,781	1,724,311	1,626,768	1,614,189
Mortgage loans serviced for others	322,139	323,347	326,710	337,279	346,189
Employees (full-time equivalent)	1,454	1,454	1,477	1,460	1,479

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited)

	Three Months Ended
	December 31, 2025				September 30, 2025				December 31, 2024
(Dollars in thousands)	Balance	Income/ Expense	Yield/ Cost		Balance	Income/ Expense	Yield/ Cost		Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$77,906	$773	3.94%	%	$71,028	$782	4.37%	%	$123,303	$1,432	4.62%	%
Investment securities (a)(b)	1,986,490	18,229	3.67%	%	2,018,463	19,119	3.79%	%	1,910,266	16,353	3.42%	%
Loans (b)(c):
Construction	272,994	5,108	7.32%	%	333,782	5,759	6.75%	%	324,856	6,139	7.39%	%
Commercial real estate, other	2,258,134	35,222	6.10%	%	2,144,859	34,751	6.34%	%	2,034,083	34,776	6.69%	%
Commercial and industrial	1,500,548	24,910	6.50%	%	1,428,843	25,090	6.87%	%	1,259,636	23,467	7.29%	%
Premium finance	260,833	4,868	7.30%	%	273,730	5,820	8.32%	%	277,219	5,772	8.15%	%
Leases	368,453	9,663	10.26%	%	390,499	9,520	9.54%	%	412,686	11,528	10.93%	%
Residential real estate (d)	978,507	13,143	5.37%	%	990,040	13,466	5.44%	%	909,719	12,125	5.33%	%
Home equity lines of credit	251,730	4,771	7.52%	%	245,024	4,765	7.72%	%	234,189	4,669	7.93%	%
Consumer, indirect	703,178	11,590	6.54%	%	703,619	11,545	6.51%	%	670,470	10,590	6.28%	%
Consumer, direct	127,434	2,538	7.90%	%	123,927	2,470	7.91%	%	118,370	2,229	7.49%	%
Total loans	6,721,811	111,813	6.54%	%	6,634,323	113,186	6.71%	%	6,241,228	111,295	7.01%	%
Allowance for credit losses	(74,351)				(74,485)				(65,798)
Net loans	6,647,460				6,559,838				6,175,430
Total earning assets	8,711,856	130,815	5.92%	%	8,649,329	133,087	6.07%	%	8,208,999	129,080	6.20%	%

Goodwill and other intangible assets	394,409				396,636				402,930
Other assets	524,509				528,305				534,128
Total assets	$9,630,774				$9,574,270				$9,146,057

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$886,250	$185	0.08%	%	$890,316	$196	0.09%	%	$862,257	$209	0.10%	%
Governmental deposit accounts	774,267	4,278	2.19%	%	787,079	4,745	2.39%	%	811,633	5,233	2.56%	%
Interest-bearing demand accounts	1,053,419	611	0.23%	%	1,084,051	617	0.23%	%	1,081,591	580	0.21%	%
Money market deposit accounts	959,627	5,220	2.16%	%	954,778	5,671	2.36%	%	892,370	5,518	2.46%	%
Retail certificates of deposit	1,999,726	17,745	3.52%	%	2,007,768	18,094	3.58%	%	1,904,274	20,037	4.19%	%
Brokered deposits (e)	412,883	4,196	4.03%	%	431,501	4,567	4.20%	%	508,944	5,568	4.35%	%
Total interest-bearing deposits	6,086,172	32,235	2.10%	%	6,155,493	33,890	2.18%	%	6,061,069	37,145	2.44%	%
Short-term borrowings (e)	429,129	4,201	3.91%	%	368,456	4,044	4.36%	%	92,472	1,088	4.70%	%
Long-term borrowings	211,244	3,064	5.74%	%	229,388	3,525	6.07%	%	237,835	4,025	6.69%	%
Total borrowed funds	640,373	7,265	4.51%	%	597,844	7,569	5.02%	%	330,307	5,113	6.13%	%
Total interest-bearing liabilities	6,726,545	39,500	2.33%	%	6,753,337	41,459	2.44%	%	6,391,376	42,258	2.63%	%

Non-interest-bearing deposits	1,605,305				1,544,184				1,516,933
Other liabilities	102,419				113,981				117,151
Total liabilities	8,434,269				8,411,502				8,025,460
Stockholders’ equity	1,196,505				1,162,768				1,120,597
Total liabilities and stockholders' equity	$9,630,774				$9,574,270				$9,146,057

Net interest income/spread (b)		$91,315	3.59%	%		$91,628	3.63%	%		$86,822	3.57%	%
Net interest margin (b)			4.12%	%			4.16%	%			4.15%	%
(a)Average balances are based on carrying value.
(b)Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(c)Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(d)Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.
(e)Interest related to interest rate swap transactions is included, as appropriate to the transaction, in interest expense on short-term FHLB advances and interest expense on brokered deposits for the periods presented in which FHLB advances and brokered deposits were being utilized.

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited) -- (Continued)

	For the Year Ended
	December 31, 2025				December 31, 2024
(Dollars in thousands)	Balance	Income/ Expense	Yield/ Cost		Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$81,069	$3,493	4.31%	%	$125,112	$6,810	5.44%	%
Investment securities (a)(b)	1,953,642	70,753	3.62%	%	1,877,878	64,129	3.42%	%
Loans (b)(c):
Construction	313,770	22,374	7.03%	%	330,989	25,791	7.66%	%
Commercial real estate, other	2,146,287	136,666	6.28%	%	2,058,450	146,077	6.98%	%
Commercial and industrial	1,398,410	96,637	6.82%	%	1,237,068	95,609	7.60%	%
Premium finance	265,302	22,016	8.18%	%	259,374	22,134	8.39%	%
Leases	384,519	39,668	10.17%	%	416,728	47,498	11.21%	%
Residential real estate (d)	974,804	51,050	5.24%	%	921,725	47,017	5.10%	%
Home equity lines of credit	242,509	18,458	7.61%	%	227,046	18,414	8.11%	%
Consumer, indirect	692,001	44,720	6.46%	%	666,083	39,912	5.99%	%
Consumer, direct	122,181	9,579	7.84%	%	120,607	8,694	7.21%	%
Total loans	6,539,783	441,168	6.68%	%	6,238,070	451,146	7.14%	%
Allowance for credit losses	(69,316)				(64,491)
Net loans	6,470,467				6,173,579
Total earning assets	8,505,178	515,414	6.01%	%	8,176,569	522,085	6.32%	%

Goodwill and other intangible assets	397,810				406,619
Other assets	521,992				539,655
Total assets	$9,424,980				$9,122,843

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$886,299	$818	0.09%	%	$882,748	$885	0.10%	%
Governmental deposit accounts	788,713	18,549	2.35%	%	799,195	21,872	2.74%	%
Interest-bearing demand accounts	1,067,748	2,315	0.22%	%	1,089,688	2,118	0.19%	%
Money market deposit accounts	941,861	21,775	2.31%	%	845,547	21,434	2.53%	%
Retail certificates of deposit	1,986,437	72,506	3.65%	%	1,774,419	74,509	4.20%	%
Brokered deposit (e)	456,594	19,202	4.21%	%	492,390	21,295	4.32%	%
Total interest-bearing deposits	6,127,652	135,165	2.21%	%	5,883,987	142,113	2.42%	%
Short-term borrowings (e)	246,823	10,142	4.11%	%	301,306	15,545	5.16%	%
Long-term borrowings	227,866	13,769	6.01%	%	234,472	14,418	6.11%	%
Total borrowed funds	474,689	23,911	5.02%	%	535,778	29,963	5.57%	%
Total interest-bearing liabilities	6,602,341	159,076	2.41%	%	6,419,765	172,076	2.68%	%

Non-interest-bearing deposits	1,555,545				1,491,019
Other liabilities	109,531				128,267
Total liabilities	8,267,417				8,039,051
Stockholders’ equity	1,157,563				1,083,792
Total liabilities and stockholders' equity	$9,424,980				$9,122,843

Net interest income/spread (b)		$356,338	3.60%	%		$350,009	3.64%	%
Net interest margin (b)			4.14%	%			4.21%	%
(a)Average balances are based on carrying value.
(b)Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(c)Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(d)Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.
(e)Interest related to interest rate swap transactions is included, as appropriate to the transaction, in interest expense on short-term FHLB advances and interest expense on brokered deposits for the periods presented in which FHLB advances and brokered deposits were being utilized.

NON-US GAAP FINANCIAL MEASURES (Unaudited)
The following non-US GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-US GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(Dollars in thousands)	2025	2025	2024	2025		2024

Efficiency ratio:
Total non-interest expense	$71,294	$69,894	$70,503	$282,337		$273,816
Less: amortization of other intangible assets	2,210	2,211	2,800	8,845		11,161
Adjusted total non-interest expense	69,084	67,683	67,703	273,492		262,655

Total non-interest income	26,272	23,827	25,089	104,078		99,366
Less: net (loss) gain on investment securities	(77)	(2,580)	12	(2,659)		(416)
Less: net loss on asset disposals and other transactions	(1,908)	(478)	(1,746)	(3,027)		(3,310)
Total non-interest income, excluding net gains and losses	28,257	26,885	26,823	109,764		103,092

Net interest income	91,049	91,349	86,536	355,230		348,701
Add: fully tax-equivalent adjustment (a)	266	279	286	1,108		1,308
Net interest income on a fully tax-equivalent basis	91,315	91,628	86,822	356,338		350,009

Adjusted revenue	$119,572	$118,513	$113,645	$466,102		$453,101

Efficiency ratio	57.78% %	57.11% %	59.57% %	58.68%	%	57.97%	%

(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands, except per share data)	2025	2025	2025	2025	2024

Tangible equity:
Total stockholders' equity	$1,206,602	$1,182,776	$1,153,350	$1,137,821	$1,111,590
Less: goodwill and other intangible assets	393,319	395,535	397,785	400,099	402,422
Tangible equity	$813,283	$787,241	$755,565	$737,722	$709,168

Tangible assets:
Total assets	$9,649,630	$9,623,944	$9,540,608	$9,246,000	$9,254,247
Less: goodwill and other intangible assets	393,319	395,535	397,785	400,099	402,422
Tangible assets	$9,256,311	$9,228,409	$9,142,823	$8,845,901	$8,851,825

Tangible book value per common share:
Tangible equity	$813,283	$787,241	$755,565	$737,722	$709,168
Common shares outstanding	35,714,484	35,705,369	35,673,721	35,669,100	35,563,590

Tangible book value per common share	$22.77	$22.05	$21.18	$20.68	$19.94

Tangible equity to tangible assets ratio:
Tangible equity	$813,283	$787,241	$755,565	$737,722	$709,168
Tangible assets	$9,256,311	$9,228,409	$9,142,823	$8,845,901	$8,851,825

Tangible equity to tangible assets	8.79% %	8.53% %	8.26% %	8.34% %	8.01% %

	Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(Dollars in thousands)	2025	2025	2024	2025	2024

Pre-provision net revenue:
Income before income taxes	$37,977	$38,002	$34,855	$134,809	$149,464
Add: provision for credit losses	8,050	7,280	6,267	42,162	24,787
Add: net loss on OREO	851	—	1,228	821	1,230
Add: net loss on investment securities	77	2,580	—	2,659	428
Add: net loss on other assets	210	424	446	1,231	1,916
Add: net loss on other transactions	847	54	60	975	152
Pre-provision net revenue	$48,012	$48,340	$42,856	$182,657	$177,977

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended						For the Year Ended
	December 31,		September 30,		December 31,		December 31,
(Dollars in thousands)	2025		2025		2024		2025		2024

Annualized net income adjusted for non-core items:
Net income	$31,754		$29,476		$26,930		$106,778		$117,205
Add: net loss on investment securities	77		2,580		—		2,659		428
Less: tax effect of net loss on investment securities (a)	16		542		—		558		90
Less: net gain on investment securities	—		—		12		—		12
Add: tax effect of net gain on investment securities (a)	—		—		3		—		3
Add: net loss on asset disposals and other transactions	1,908		478		1,746		3,027		3,310
Less: tax effect of net loss on asset disposals and other transactions (a)	401		100		367		636		695
Add: acquisition-related expenses (benefit)	—		—		1,144		—		169
Less: tax effect of acquisition-related expenses (benefit) (a)	—		—		240		—		35
Net income adjusted for non-core items	$33,322		$31,892		$29,204		$111,270		$120,283

Days in the period	92		92		92		365		366
Days in the year	365		365		366		365		366
Annualized net income	$125,981		$116,943		$107,135		$106,778		$117,205
Annualized net income adjusted for non-core items	$132,201		$126,528		$116,181		$111,270		$120,283
Return on average assets:
Annualized net income	$125,981		$116,943		$107,135		$106,778		$117,205
Total average assets	$9,630,774		$9,574,270		$9,146,057		$9,424,980		$9,122,843
Return on average assets	1.31%	%	1.22%	%	1.17%	%	1.13%	%	1.28%	%
Return on average assets adjusted for non-core items:
Annualized net income adjusted for non-core items	$132,201		$126,528		$116,181		$111,270		$120,283
Total average assets	$9,630,774		$9,574,270		$9,146,057		$9,424,980		$9,122,843
Return on average assets adjusted for non-core items	1.37%	%	1.32%	%	1.27%	%	1.18%	%	1.32%	%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	For the Three Months Ended						For the Year Ended
	December 31,		September 30,		December 31,		December 31,
(Dollars in thousands)	2025		2025		2024		2025		2024

Annualized net income excluding amortization of other intangible assets:
Net income	$31,754		$29,476		$26,930		$106,778		$117,205
Add: amortization of other intangible assets	2,210		2,211		2,800		8,845		11,161
Less: tax effect of amortization of other intangible assets (a)	464		464		588		1,857		2,344
Net income excluding amortization of other intangible assets	$33,500		$31,223		$29,142		$113,766		$126,022

Days in the period	92		92		92		365		366
Days in the year	365		365		366		365		366
Annualized net income	$125,981		$116,943		$107,135		$106,778		$117,205
Annualized net income excluding amortization of other intangible assets	$132,908		$123,874		$115,934		$113,766		$126,022

Average tangible equity:
Total average stockholders' equity	$1,196,505		$1,162,768		$1,120,597		$1,157,563		$1,083,792
Less: average goodwill and other intangible assets	394,409		396,636		402,930		397,810		406,619
Average tangible equity	$802,096		$766,132		$717,667		$759,753		$677,173

Return on average stockholders' equity ratio:
Annualized net income	$125,981		$116,943		$107,135		$106,778		$117,205
Average stockholders' equity	$1,196,505		$1,162,768		$1,120,597		$1,157,563		$1,083,792

Return on average stockholders' equity	10.53%	%	10.06%	%	9.56%	%	9.22%	%	10.81%	%

Return on average tangible equity ratio:
Annualized net income excluding amortization of other intangible assets	$132,908		$123,874		$115,934		$113,766		$126,022
Average tangible equity	$802,096		$766,132		$717,667		$759,753		$677,173

Return on average tangible equity	16.57%	%	16.17%	%	16.15%	%	14.97%	%	18.61%	%

(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

END OF RELEASE